Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”) dated as of October 19, 2022 between Avalara, Inc., a Washington corporation, as issuer (the “Company”) and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of August 13, 2021 (the “Indenture”), relating to the Company’s 0.25% Convertible Senior Notes due 2026 (the “Notes”);

WHEREAS, the Company entered into that certain Agreement and Plan of Merger, dated as of August 8, 2022 (the “Merger Agreement”), by and among the Company, Lava Intermediate, Inc., a Delaware corporation (“Parent”), and Lava Merger Sub, Inc., a Washington corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, on the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Avalara (the “Merger”), with Avalara continuing as the surviving corporation in the Merger and as a wholly owned subsidiary of Parent;

WHEREAS, subject to the Merger Agreement and the terms and conditions contained therein, at the effective time of the Merger (the “Effective Time”) each share of common stock of Avalara, $0.0001 par value per share (each a “Share” and, collectively, the “Shares”), issued and outstanding immediately prior to the Effective Time (other than certain shares as set forth in the Merger Agreement) will be converted into the right to receive $93.50 in cash (the “Merger Consideration”);

WHEREAS, the Merger will constitute a Merger Event under the Indenture;

WHEREAS, in connection with the foregoing, Section 14.07(a) of the Indenture provides that the Company shall execute a supplemental indenture providing that each Note shall, without the consent of any Holders, become convertible into Reference Property (as defined below);

WHEREAS, pursuant to Section 10.01(g) of the Indenture, the parties hereto are authorized to execute and deliver this First Supplemental Indenture;

WHEREAS, in connection with the execution and delivery of this First Supplemental Indenture, the Trustee has received an Officer’s Certificate and an Opinion of Counsel as contemplated by Sections 10.05, 11.03, 14.07(b) and 17.05 of the Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this First Supplemental Indenture and has satisfied all requirements necessary to make this First Supplemental Indenture a valid instrument in accordance with its terms.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

Defined Terms

Section 1.01. Defined Terms. A term defined in the Indenture has the same meaning when used in this First Supplemental Indenture unless such term is otherwise defined herein or amended or supplemented pursuant to this First Supplemental Indenture. The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this First Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision. The terms defined in this Article include the plural as well as the singular.

ARTICLE II

Effect of Merger

Section 2.01. Conversion of Notes. In accordance with Section 14.07(a) of the Indenture, at and after the effective time of the Merger, the right to convert each $1,000 principal amount of the Notes shall be changed into a right to convert such principal amount of Notes into cash (the “Reference Property”) in an amount equal to $392.14, which is (x) the Conversion Rate in effect immediately prior to the Merger, multiplied by (y) the Merger Consideration, rounded to the nearest cent. For the avoidance of doubt, a “unit of Reference Property,” as such phrase is used in the Indenture, shall mean $93.50 in cash. The provisions of the Indenture, as modified herein, shall continue to apply, mutatis mutandis, to the Holders’ right to convert the Notes into the Reference Property.

Section 2.02. Effectiveness. This First Supplemental Indenture shall become effective upon its execution and delivery by the Company and the Trustee and as of the date hereof. The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth herein, as supplemented hereby.

ARTICLE III

Miscellaneous

Section 3.01. Provisions Binding on Company’s Successors. All the covenants, stipulations, promises and agreements of the Company contained in this First Supplemental Indenture shall bind its successors and assigns whether so expressed or not.

Section 3.02. Official Acts by Successor Corporation. Any act or proceeding by any provision of this First Supplemental Indenture authorized or required to be done or performed by any board, committee or Officer of the Company shall and may be done and performed with like force and effect by the like board, committee or officer of any corporation or other entity that shall at the time be the lawful sole successor of the Company.

Section 3.03. Waiver of Jury Trial. EACH OF THE COMPANY, THE HOLDERS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.04. Governing Law; Jurisdiction. THIS FIRST SUPPLEMENTAL INDENTURE, THE INDENTURE AND EACH NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS FIRST SUPPLEMENTAL INDENTURE, THE INDENTURE AND EACH NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The Company irrevocably consents and agrees, for the benefit of the Holders from time to time of the Notes and the Trustee, that any legal action, suit or proceeding against it with respect to obligations, liabilities or any other matter arising out of or in connection with this First Supplemental Indenture or the Indenture may be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and, until amounts due and to become due in respect of the Notes have been paid, hereby irrevocably consents and submits to the non-exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself in respect of its properties, assets and revenues.

The Company irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this First Supplemental Indenture or the Indenture brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 3.05. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as supplemented hereby, the Indenture, as amended and supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 3.06. Benefits of First Supplemental Indenture. Nothing in this First Supplemental Indenture, expressed or implied, shall give to any Person, other than the Holders, the parties hereto, any Paying Agent, any Conversion Agent, any authenticating agent, any Note Registrar and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.07. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. In furtherance of the foregoing, the words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this First Supplemental Indenture and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee, pursuant to procedures approved by the Trustee. As used herein, “Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or other record.

Section 3.08. Trustee Matters. In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided. The Trustee makes no representations as to the validity, execution or sufficiency of this First Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee. The Trustee assumes no responsibility for the correctness of the recitals contained herein, which shall be taken as a statement of the Company.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first written above.

AVALARA, Inc.

By:	/s/ Ross Tennenbaum
Name: Ross Tennenbaum
Title: Chief Financial Officer and Treasurer

(Signature Page to First Supplemental Indenture)

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Ann M. Dolezal
Name: Ann M. Dolezal
Title: Vice President

(Signature Page to First Supplemental Indenture)